Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Corporation Prices Public Offering of $50.0 million of 5.375% Notes due 2024

DALLAS, August 12, 2020 - Capital Southwest Corporation (NASDAQ: CSWC) (“Capital Southwest”) is pleased to announce that it has priced an underwritten public offering of an additional $50.0 million in aggregate principal amount of 5.375% notes due 2024 (the “Notes”). The Notes are being issued at 100% of the principal amount per Note, resulting in a yield-to-maturity of 5.373%.

The Notes are a further issuance of the 5.375% notes due 2024 that Capital Southwest issued on September 27, 2019 in an aggregate principal amount of $65.0 million and on October 8, 2019 in an aggregate principal amount of $10.0 million (together, the “Existing Notes”). The Notes will be treated as a single series with the Existing Notes under the indenture and will have the same terms as the Existing Notes. The Notes will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes, the outstanding aggregate principal amount of Capital Southwest’s 5.375% notes due 2024 will be $125.0 million. The offering is subject to customary closing conditions and is expected to close on August 17, 2020.

Capital Southwest intends to use the net proceeds from this offering to repay outstanding indebtedness under its credit facility. However, through re-borrowings under its credit facility, Capital Southwest intends to make investments in lower middle market and upper middle market portfolio companies in accordance with its investment objective and strategies, to make investments in marketable securities and other temporary investments, and for other general corporate purposes, including payment of operating expenses. As of August 11, 2020, Capital Southwest had $197.0 million of indebtedness outstanding under its credit facility. The credit facility matures on December 21, 2023, and borrowings under the credit facility currently bear interest on a per annum basis equal to LIBOR plus 2.50%.

Raymond James & Associates, Inc. is acting as the book-running manager for this offering.

Investors should carefully consider, among other things, Capital Southwest’s investment objective and strategies and the risks related to Capital Southwest and the offering before investing. The pricing term sheet dated August 12, 2020, the preliminary prospectus supplement dated August 12, 2020, and the accompanying prospectus dated August 15, 2019, each of which has been filed with the Securities and Exchange Commission, contain this and other information about Capital Southwest and should be read carefully before investing.

A shelf registration statement relating to these securities is on file with and has been declared effective by the Securities and Exchange Commission. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained, when available, from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, by email: prospectus@raymondjames.com or by calling: 1-800-248-8863.

The information in the pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. The pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release do not constitute offers to sell or the solicitation of offers to buy, nor will there be any sale of the Notes referred to in this press release, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

ABOUT CAPITAL SOUTHWEST

Capital Southwest Corporation is a Dallas, Texas-based, internally managed Business Development Company, with approximately $278 million in net assets as of June 30, 2020. Capital Southwest is a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses and makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements within the meaning of the federal securities laws, including statements with regard to Capital Southwest’s Notes offering, the expected proceeds from the offering and the anticipated use of the net proceeds of the offering. These statements are often, but not always, made through the use of word or phrases such as “will,” “may,” “could,” “expect,” and similar expressions and variations or negatives of these words. These statements are based on management’s current expectations, assumptions, and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks identified from time to time in Capital Southwest’s filings with the Securities and Exchange Commission. Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest’s prospectus and applicable prospectus supplement for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

CONTACT:

Michael S. Sarner, Chief Financial Officer
msarner@capitalsouthwest.com
214-884-3829